Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Springer
Senior Vice President, Finance and Investor Relations
(847) 585-3899
www.careered.com

CAREER EDUCATION CORPORATION

ANNOUNCES PURCHASE OF LE CORDON BLEU BRAND RIGHTS FOR CULINARY EDUCATION

PROGRAMS

Hoffman Estates, IL, August 5, 2009—Career Education Corporation (NASDAQ:CECO) announced today that it has agreed to acquire the outright rights to the Le Cordon Bleu brand in the education services field for the U.S. and Canada and to terminate its current licensing agreement which expires on December 31, 2013. As a part of the transaction CEC has also acquired the right of first refusal to purchase all non-acquired brand rights and operations of Le Cordon Bleu International (LCBI) in the event LCBI proposes to sell such rights and operations. The acquisition is subject to customary closing conditions and is anticipated to close during the third quarter.

CEC has had a licensing agreement with Le Cordon Bleu International for the past 10 years, which included the payment of royalty fees as a percentage of Culinary Arts revenue. The new agreement obtains all rights in the U.S. and Canada to the Le Cordon Bleu brand for education services for the estimated purchase price of $135 million, comprised of $25 million in cash, 30 months of earn-out payments from the purchase date equal to six percent of Culinary Arts revenue, and three million shares of CEC common stock. The acquisition will result in annual operating expense savings of $15 to $20 million from the elimination of royalty payments.

“Le Cordon Bleu is the most recognized and prestigious brand in culinary education and has been integral to the success of our Culinary Arts segment,” said Gary E. McCullough, President and Chief Executive Officer of Career Education Corporation. “The purchase of the U.S. and Canadian education-related brand rights furthers the execution of our strategic plan, as it solidifies a core asset essential to the future growth of our Culinary Arts segment.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high-quality education to a diverse student population of over 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Approximately one-third of CEC’s students attend the web-based virtual campuses of American InterContinental University and Colorado Technical University.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, American InterContinental University; Brooks Institute; Colorado Technical University; Harrington College of Design; INSEEC Schools; International Academy of Design & Technology; Istituto Marangoni; Le Cordon Bleu North America; and Sanford-Brown Institutes and Colleges. CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s more than 75 colleges, schools, and universities.

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